Exhibit 99.1

Wednesday, January 17, 2018
FOR IMMEDIATE RELEASE

Washington Federal Announces Record Quarterly Earnings

SEATTLE, WASHINGTON – Washington Federal, Inc. (Nasdaq: WAFD) (the "Company"), parent company of Washington Federal, National Association, today announced quarterly earnings of $51,670,000 or $0.59 per diluted share for the quarter ended December 31, 2017 compared to $41,246,000 or $0.46 per diluted share for the quarter ended December 31, 2016, a $0.13 or 28% increase in fully diluted earnings per share. Return on equity for the quarter ended December 31, 2017 was 10.25% compared to 8.31% for the quarter ended December 31, 2016. Return on assets for the quarter ended December 31, 2017 was 1.35% compared to 1.11% for the same quarter in the prior year.
During the quarter, the Company had two unusual events occur that impacted our financial results. First, as a result of the new tax legislation commonly known as the Tax Cuts and Jobs Act (the “Act”), tax expense for the quarter was $9.0 million. Excluding the effects of the Act, tax expense for the quarter would have been $18.0 million, or higher by $9.0 million. Second, during the quarter the Company made the decision to pursue termination of its loss share agreements with the FDIC related to two acquisitions, one in 2010 and one in 2012. Because of this decision, a charge of $8.6 million was recorded in this quarter’s results. Additional information on both of these items is included in the paragraphs below.
President and Chief Executive Officer Brent J. Beardall commented, “As a result of the changes in the tax law there are several unusual items in this quarter's results. Looking beyond those items, we are particularly pleased with the continued improvement in our core banking operations. Excluding the FDIC charge, this quarter produced a record $69.2 million of pre-tax income. As we have previously announced, the tax law reduces the advantage of credit unions and other non-tax paying competitors. It also allows the Company to further boost investments in its people, technology and communities while continuing to perform well for our shareholders. Challenges remain as we make improvements to our client facing systems and enhance our Bank Secrecy Act Program, but we are excited about the momentum we have and future opportunities.”
Total assets were $15.6 billion as of December 31, 2017 compared to $15.3 billion as of September 30, 2017. Asset growth since September 30, 2017 resulted primarily from a $224 million increase in net loans receivable and a $119 million increase in held-to-maturity securities.
Customer deposits increased by $167 million or 1.5% since September 30, 2017 and totaled $11.0 billion as of December 31, 2017. Transaction accounts increased by $121 million or 1.9% during that period, while time deposits increased $45 million or 1.0%. The mix of customer deposits has continued to shift over the last several years as the Company focuses on growing transaction accounts to lessen sensitivity to rising interest rates and reduce interest expense. As of December 31, 2017, 58.9% of the Company’s deposits were in transaction accounts. Core deposits, defined as all transaction accounts and time deposits less than $250,000, totaled 94.0% of deposits at December 31, 2017.
Borrowings from the Federal Home Loan Bank ("FHLB") totaled $2.4 billion as of December 31, 2017 and $2.2 billion at September 30, 2017. The weighted average rate for FHLB borrowings was 2.56% as of December 31, 2017 and 2.80% at September 30, 2017, the decline being due to the maturity of some long-term FHLB advances.
Loan originations totaled $954 million for our first fiscal quarter 2018 compared to $1.2 billion of originations in the same quarter one year ago. Partially offsetting loan originations in each of these respective quarters were loan repayments of $860 million and $896 million. Commercial loans represented 70% of all loan originations during our first fiscal quarter 2018 with consumer loans accounting for the remaining 30%. The Company views organic loan growth as the highest and best use of its capital and prefers commercial loans in this low rate environment due to the fact they generally have floating interest rates and shorter durations. The weighted average interest rate on loans was 4.30% as of December 31, 2017, an increase from 4.28% as of September 30, 2017.

Asset quality remained strong and the ratio of non-performing assets to total assets improved to 0.41% as of December 31, 2017 compared to 0.56% at December 31, 2016 and 0.46% at September 30, 2017. Since September 30, 2017, real estate owned decreased by $3 million, or 13%, and non-accrual loans decreased by $4 million, or 8%. Delinquent loans were 0.43% of total loans at December 31, 2017 compared to 0.74% at December 31, 2016 and 0.40% at September 30, 2017. The allowance for loan losses and reserve for unfunded commitments totaled $134 million as of December 31, 2017 and was 1.08% of gross loans outstanding, as compared to $131 million or 1.07% of gross loans outstanding at September 30, 2017. The slight increase in the ratio of the total allowance and reserve to gross loans since the Company's fiscal year end reflects continued improvement in credit conditions offset by the continued shift in the loan portfolio mix to include a greater proportion of commercial loans outstanding, which generally require a higher level of reserves.
On November 20, 2017, the Company paid a regular cash dividend of $0.15 per share, which represented the 139th consecutive quarterly cash dividend. During the quarter, the Company repurchased 1,147,370 shares of common stock at a weighted average price of $33.98 per share and has authorization to repurchase approximately 754 thousand additional shares. The Company varies the pace of share repurchases depending on several factors, including share price, lending opportunities and capital levels. Since September 30, 2017, tangible common stockholders’ equity per share increased by $0.09 or 0.5% to $19.67 and the ratio of tangible common equity to tangible assets remained strong at 11.12% as of December 31, 2017.
Net interest income was $116 million for the quarter, an increase of $12.6 million or 12.2% from the same quarter in the prior year. The increase in net interest income from the prior year was primarily due to both higher balances and yield. Average earning assets increased by $513 million, or 3.8%. Net interest margin increased to 3.26% in the first fiscal quarter of 2018 from 3.02% for the same quarter in the prior year. The margin increase is primarily due to changes in the mix of interest earning assets, including higher yields on variable rate loans, cash and investments, as well as a lower rate on FHLB advances due to the maturity of some higher cost long-term advances.

The Company did not record any provision for loan losses in the first fiscal quarter of 2018 or 2017 as net recoveries and improvement in credit conditions were offset by strong growth in the loan portfolio. Net recoveries were $3.1 million for the first fiscal quarter of 2018 compared to $5.3 million for the prior year's quarter.
Total other income was $6.8 million for the first fiscal quarter of 2018, a decrease of $5.1 million from $11.9 million in the same quarter of the prior year. The decrease from the prior year was primarily due to $8.6 million of expense from asset and liability valuation adjustments associated with FDIC loss share agreements. The Company is actively pursuing the early termination of all FDIC loss share agreements. The impact of these valuation adjustments was partially offset by a $2.4 million gain recognized on bank-owned life insurance and a $1.5 million increase in deposit fee income, which was driven by the 2017 launch of the Company's new "Green Checking" product.
Total operating expenses were $61.9 million in the first fiscal quarter of 2018, an increase of $7.6 million or 14.0% from the prior year's quarter. Compensation and benefits costs increased by $2.6 million primarily due to headcount increases and cost of living adjustments since last year. Information technology costs increased by $1.5 million and other expenses were elevated due to consulting and audit work to enhance the Company's Bank Secrecy Act Program. Charitable contributions increased by $1 million from the prior year's quarter as the Company fulfilled the first year of its previously announced commitment to fund its foundation by $1 million annually for the next five years. The Company’s efficiency ratio in the first fiscal quarter 2018 was 47.3% (excluding the impact of $8.6 million reduction to noninterest income from the FDIC loss share valuation adjustments) compared to 48.7% for the quarter ended September 30, 2017 and 47.2% for the same period one year ago.
On December 22, 2017, the Tax Cuts and Jobs Act was enacted and it provides for significant changes to the U.S. Internal Revenue Code of 1986, as amended, such as a reduction in the federal corporate tax rate from 35% to 21% effective from January 1, 2018 forward and changes or limitations to certain tax deductions. The Company has a fiscal year end of September 30, so the change to the corporate tax rate resulted in a blended federal statutory tax rate for its fiscal year 2018. The financial statements for the first fiscal quarter 2018 were also impacted by a one-time revaluation of the Company’s deferred tax assets and liabilities and this was recognized as a discrete income tax benefit in the period. For the quarter ended December 31, 2017, the Company recorded federal and state income tax expense of $9.0 million, which equates to a 14.79% effective tax rate. This compares to an effective tax rate of 32.27% for the fiscal year ended September 30, 2017. The Company estimates that its annual effective tax rate for fiscal 2018 (blended rate year) will be approximately 22-23%. The effective tax rate for the current quarter was lower than the new 2018 statutory rate due to discrete tax benefits of $4 million recognized related to the revaluation of deferred tax assets and liabilities expected to be utilized in 2018 as well as tax benefits related to stock based compensation. Looking forward, the Company expects the effective tax rate for fiscal 2019 to be approximately 19.5-20.5%.
Washington Federal, a national bank with headquarters in Seattle, Washington, has 237 branches in eight western states. To find out more about Washington Federal, please visit our website www.washingtonfederal.com. Washington Federal uses its website to distribute financial and other material information about the Company.
Non-GAAP Financial Measures
Adjusted pre-tax income of $69.2 million for the quarter ended December 31, 2017 is calculated by adding back the FDIC loss share valuation adjustments of $8.6 million to pre-tax income of $60.6 million.
Adjusted non-interest income of $15.3 million for the quarter ended December 31, 2017 is calculated by adding back the FDIC loss share valuation adjustments of $8.6 million to non-interest income of $6.8 million.
Adjusted efficiency ratio of 47.3% for the quarter ended December 31, 2017 is calculated by dividing non-interest expense of $61.9 million by adjusted total income of $131.1 million (net interest income of $115.7 million plus adjusted non-interest income of $15.3 million).
Important Cautionary Statements

The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company’s 2017 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
This press release contains statements about the Company’s future that are not statements of historical fact. These statements are “forward looking statements” for purposes of applicable securities laws, and are based on current information and/or management's good faith belief as to future events. The words “believe,” “expect,” “anticipate,” “project,” and similar expressions signify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance. By their nature, forward-looking statements involve inherent risk and uncertainties, which change over time; and actual performance, could differ materially from those anticipated by any forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statement.
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Contact:

Washington Federal, Inc.
425 Pike Street, Seattle, WA 98101
Brad Goode, SVP, Director of Communications
206-626-8178
brad.goode@wafd.com

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	December 31, 2017	September 30, 2017
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$309,713	$313,070
Available-for-sale securities, at fair value	1,245,855	1,266,209
Held-to-maturity securities, at amortized cost	1,765,886	1,646,856
Loans receivable, net of allowance for loan losses of $127,155 and $123,073	11,107,042	10,882,622
Interest receivable	42,146	41,643
Premises and equipment, net	264,643	263,694
Real estate owned	17,928	20,658
FHLB and FRB stock	130,590	122,990
Bank owned life insurance	211,833	211,330
Intangible assets, including goodwill of $300,288 and $293,153	310,578	298,682
Other assets	177,799	185,826
	$15,584,013	$15,253,580
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Customer accounts
Transaction deposit accounts	$6,482,612	$6,361,158
Time deposit accounts	4,518,967	4,473,850
	11,001,579	10,835,008
FHLB advances	2,415,000	2,225,000
Advance payments by borrowers for taxes and insurance	23,924	56,631
Accrued expenses and other liabilities	133,892	131,253
	13,574,395	13,247,892
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 135,274,618 and 134,957,511 shares issued; 86,363,099 and 87,193,362 shares outstanding	135,275	134,958
Paid-in capital	1,661,866	1,660,885
Accumulated other comprehensive (loss) income, net of taxes	8,004	5,015
Treasury stock, at cost; 48,911,519 and 47,764,149 shares	(877,044)	(838,060)
Retained earnings	1,081,517	1,042,890
	2,009,618	2,005,688
	$15,584,013	$15,253,580
CONSOLIDATED FINANCIAL HIGHLIGHTS
Common stockholders' equity per share	$23.27	$23.00
Tangible common stockholders' equity per share	$19.67	$19.58
Stockholders' equity to total assets	12.90%	13.15%
Tangible common stockholders' equity to tangible assets	11.12%	11.41%

Weighted average rates at period end
Loans and mortgage-backed securities	3.99%	3.96%
Combined loans, mortgage-backed securities and investments	3.85	3.82
Customer accounts	0.57	0.54
Borrowings	2.56	2.80
Combined cost of customer accounts and borrowings	0.93	0.92
Net interest spread	2.92	2.90

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended December 31,
	2017	2016
	(In thousands, except share data)
INTEREST INCOME
Loans receivable	$124,511	$114,835
Mortgage-backed securities	16,899	12,789
Investment securities and cash equivalents	4,370	5,140
	145,780	132,764
INTEREST EXPENSE
Customer accounts	14,638	13,017
FHLB advances and other borrowings	15,407	16,595
	30,045	29,612
Net interest income	115,735	103,152
Provision (release) for loan losses	—	—
Net interest income after provision (release) for loan losses	115,735	103,152

OTHER INCOME
Gain on sale of investment securities	—	968
FDIC loss share valuation adjustments	(8,550)	—
Loan fee income	1,035	1,334
Deposit fee income	6,686	5,185
Other Income	7,624	4,409
	6,795	11,896
OTHER EXPENSE
Compensation and benefits	29,619	26,994
Occupancy	8,671	8,450
FDIC insurance premiums	2,820	2,839
Product delivery	3,956	3,361
Information technology	7,929	6,451
Other	8,946	6,246
	61,941	54,341
Gain (loss) on real estate owned, net	46	398
Income before income taxes	60,635	61,105
Income tax provision	8,965	19,859
NET INCOME	$51,670	$41,246

PER SHARE DATA
Basic earnings per share	$0.59	$0.46
Diluted earnings per share	0.59	0.46
Cash dividends per share	0.15	0.14
Basic weighted average shares outstanding	86,938,095	89,310,958
Diluted weighted average shares outstanding	87,082,499	89,731,024

PERFORMANCE RATIOS
Return on average assets	1.35%	1.11%
Return on average common equity	10.25	8.31
Net interest margin	3.26	3.02
Efficiency ratio (a)	47.25	47.23
(a) Efficiency ratio for the quarter ended December 31, 2017 excludes the impact of $8.6 million reduction to other income related to FDIC loss share valuation adjustments.